STATE OF NEVADA
                               SECRETARY OF STATE

                          CERTIFICATE OF REINSTATEMENT

     I, DEAN HELLER, the duly elected Secretary of State of the State of Nevada, do hereby certify that MCC TECHNOLOGIES, INC., formerly UCAN, INC., a corporation formed under the laws of the State of Nevada having paid all filing fees, licenses, penalties and costs, in accordance with the provisions of Title 7 of the Nevada Revised Statutes as amended, for the years and in the amounts as follows:

1998-1999     List  of  Officers  +  penalty     $100.00
1999-2000     List  of  Officers  +  penalty     $100.00
2000-2001     List  of  Officers                  $85.00


Reinstatement                                     $50.00
Total                                            $335.00

and otherwise complied with the provisions of said section, the said corporation has been reinstated, and that by virtue of such reinstatement it is authorized to transact its business in the same manner as if the aforesaid filing fees, licenses, penalties and costs had been paid when due.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office in Carson City, Nevada, on February 28, 2000.

     /s/  Dean  Heller

     Secretary  of  State

By:  /s/  signed

     Certification  Clerk